                                                                     EXHIBIT 2.1

                     =====================================

                            ASSET PURCHASE AGREEMENT

                                  By and Among

                                 MARK THATCHER,

                                 an individual,

                            TEVA SPORT SANDALS, INC.,

                             an Arizona corporation,

                                       and

                          DECKERS OUTDOOR CORPORATION,

                             a Delaware corporation

                           Dated as of October 9, 2002

                     =====================================

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                                TABLE OF CONTENTS

                                                                            PAGE
ARTICLE I          DEFINITIONS.............................................    1
         1.1.  Definition of Certain Terms.................................    1
ARTICLE II         SALE AND PURCHASE OF THE ASSETS.........................    3
         2.1.  Assets......................................................    3
         2.2.  Excluded Assets.............................................    4
ARTICLE III        THE CLOSING.............................................    5
         3.1.  Place and Date..............................................    5
         3.2.  Escrow......................................................    5
         3.3.  Purchase Price..............................................    5
         3.4.  Other Equity Consideration..................................    6
         3.5.  Allocation of Purchase Price................................    6
         3.6.  Characteristics of the Transaction for Income Tax Purposes..    6
         3.7.  Purchase Price Adjustment; Procedure........................    6
         3.8.  Assumption of Liabilities...................................    7
         3.9.  Liabilities Not Being Assumed...............................    7
         3.10. Lock-Up.....................................................    7
ARTICLE IV         REPRESENTATIONS AND WARRANTIES..........................    8
         4.1.  Representations and Warranties of the Sellers...............    8
         4.2.  Representations and Warranties of the Buyer.................   13
ARTICLE V          CONDITIONS PRECEDENT....................................   15
         5.1.  Conditions to Obligations of Each Party.....................   15
         5.2.  Conditions to Obligations of the Buyer......................   16
         5.3.  Conditions to Obligations of the Sellers....................   17
ARTICLE VI         COVENANTS...............................................   18
         6.1.  Covenants of the Sellers....................................   18
         6.2.  Covenants of the Buyer......................................   19
ARTICLE VII        TERMINATION.............................................   20
         7.1.  Termination.................................................   20
         7.2.  Effect of Termination.......................................   21
ARTICLE VIII       INDEMNIFICATION.........................................   21
         8.1.  Indemnification.............................................   21
ARTICLE IX         MISCELLANEOUS...........................................   24
         9.1.  Survival of Representations and Warranties, etc.............   24
         9.2.  Expenses....................................................   24
         9.3.  Severability................................................   24
         9.4.  Notices.....................................................   24
         9.5.  Miscellaneous...............................................   25

                                      -i-

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
EXHIBITS
--------
Exhibit A                 Note
Exhibit B                 Certificate of Designation
Exhibit C                 Stock Option Agreement
Exhibit D                 Assignment and Assumption Agreement
Exhibit E                 Stockholders Agreement
Exhibit F                 Lease Agreement
Exhibit G-1               Thatcher Employment Agreement
Exhibit G-2               Kalinich Employment Agreement
Exhibit H                 Non-Competition Agreement
Exhibit I                 Subordination Agreement
Exhibit J                 Escrow Agreement

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of October 9, 2002, by and among MARK THATCHER ("Thatcher"), TEVA SPORT SANDALS, INC., an Arizona corporation ("TEVA", together with Thatcher, the "Sellers"), and DECKERS OUTDOOR CORPORATION, a Delaware corporation (the "Buyer").

                              W I T N E S S E T H:

         WHEREAS, Thatcher and the Buyer are parties to the Teva License Agreement (the "License Agreement"), dated as of June 7, 1999, wherein Thatcher has granted to the Buyer certain rights in the Intellectual Property Assets (as defined below);

         WHEREAS, Thatcher is in the business of licensing, designing and developing certain Teva(R) brand products and other related products;

         WHEREAS, TEVA is in the business of selling certain Teva(R) brand products and other products (including, but not limited to, footwear), principally through mail order and the internet (the "Business"); and

         WHEREAS, the Buyer wishes to purchase or acquire from the Sellers, and the Sellers wish to sell, assign and transfer to the Buyer, as the case may be, all of Thatcher's Intellectual Property Assets (as hereinafter defined) and all of the assets of TEVA relating to or used in commerce in connection with the Business (collectively, the "Assets").

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1. Definition of Certain Terms. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

                  (a) Agreement: this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

                  (b) Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any governmental authority, (ii) governmental approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any governmental authority.

                  (c)      Assets: as defined in the preamble to this Agreement.

                  (d)      Assumed Liabilities: as defined in Section 3.8.

                  (e)      Buyer Indemnitees: as defined in Section 8.1(a).

                  (f)      Closing: as defined in Section 3.1.

                  (g)      Closing Date: as defined in Section 3.1.

                  (h) Collateral Agreements: collectively, the Escrow Agreement, the Assignment and Assumption Agreement, the Lease Agreement, the Employment Agreements, the Stock Option Agreement, the Stockholders Agreement, and the Note.

                  (i) Copyrights: any copyright that has been applied for or registered in connection with the Business and the Products, including, without limitation, those provided in Schedule 1.1(i).

                  (j) Domain Names: all domain names used in connection with the Business and the Products, including, without limitation, those listed in Schedule 1.1(j).

                  (k)      Excluded Assets: as defined in Section 2.2.

                  (l) Force Majeure: if a party's performance of the terms of this Agreement are prevented or delayed by the exercise of governmental authority, whether federal, state or county, or by riots, acts of God, war, adverse weather conditions, fire, unavoidable casualties or terrorist acts.

                  (m)      Indemnified Party: as defined in Section 8.1(d).

                  (n)      Indemnifying Party: as defined in Section 8.1(d).

                  (o) Intellectual Property: collectively, all Copyrights, Domain Names, Marks, and Patents.

                  (p) Intellectual Property Assets: collectively, all Intellectual Property, Know-how, Trade Dress, Unregistered Intellectual Property and Technology and any and all goodwill attributable to the Intellectual Property Assets.

                  (q) Know-how: information that the Sellers have provided or shall provide to the Buyer to enable the Buyer to manufacture the Products. Know-how shall also mean all information relating to the design, production, distribution, marketing or sale of the Products that the Buyer has obtained in the past or shall obtain after entering into the Agreement, including without limitation all trade secrets, regardless of whether the Sellers have provided such information.

                  (r) Marks: all trademarks for which registration has been applied for or registered or that are used in connection with the Business or the sale of the Products, including, without limitation, the marks listed in Schedule 1.1(r), together with the goodwill associated therewith.

                  (s) Non-Intellectual Property Assets: all of the Assets, excluding the Intellectual Property Assets.

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                  (t)      Note: as defined in Section 3.3(b).

                  (u) Patents and Patent Applications: all patents and patent applications covering or related to the Products, including, without limitation, those patents and patent applications listed in
         Schedule 1.1(u).

                  (v) Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

                  (w) Products: any product that is covered by or incorporates any feature of the Intellectual Property Assets and sold or under development by the Buyer, or to be sold or to be under development by the Buyer prior to the end of the Noncompetition Period, as defined in the Non-Competition Agreement (as defined below).

                  (x)      Purchase Price: as defined in Section 3.3.

                  (y) Schedules: the disclosure schedules delivered by the Sellers' counsel to the Buyer's counsel prior to the date hereof.

                  (z) Technology: conceptions, innovations, inventions, discoveries, processes, machines, manufactures, compositions of matter, improvements, designs, data and information, whether or not patentable, copyrightable or susceptible to any other form of protection relating to the Business or the Products.

                  (aa) Trade Dress: the distinctive features of any Products. Without limiting the foregoing, such trade dress includes the distinctive appearance of certain sandals which include, but are not necessarily limited to, a general strap configuration, including heel strap, instep strap, toe strap, and lateral strap components (wherein the term "lateral strap" means a strap which in more than one place along the outer side of the foot connects to or intersects one or more sandal components), or a sandal with such a general strap configuration which includes a rectangular label located proximate to the intersection of the ankle strap and the lateral strap, or a sandal with such a general strap configuration which includes a rectangular label located on the back of the heel strap, or a sandal with such a general strap configuration which includes colored weaves located proximate to the top surfaces of any of the sandal's straps, or any combination thereof.

                  (bb) Unregistered Intellectual Property: any and all unregistered Intellectual Property (including, without limitation, unregistered trademarks, service marks, trade names, copyrights, trade dress, trade secrets, and other like rights) relating to the Products, or the Business, or the License Agreement, together with the goodwill associated therewith but excluding any imagery of Mark Thatcher.

                                   ARTICLE II
                         SALE AND PURCHASE OF THE ASSETS

         2.1. Assets. Subject to and upon the terms and conditions set forth in this Agreement, at Closing (as defined below), the Sellers will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase or acquire from the Sellers, all right, title and interest of the

                                       3

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respective Sellers, free and clear of encumbrances, in and to the Assets, including, without limitation, all of the following:

                  (a)      all Intellectual Property Assets;

                  (b) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used in the Business (collectively, the "Inventories");

                  (c) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items related to the Business;

                  (d) all of the concept store, mail order and internet business, including all tangible and intangible assets related to the Business, and related Domain Names, all pertaining to marketing and sales of Teva(R) branded products or footwear;

                  (e) any assignable licenses related to any of the foregoing, including those listed in Schedule 2.1(e);

                  (f) any and all contracts, claims, rights, causes of action, judgments, proceedings, demands related to the Business and the Intellectual Property Assets;

                  (g) all of the Sellers' customers and customer lists relating to Teva(R) brand products or footwear, or the Business or Products;

                  (h) all records, files and information related to any of the foregoing (the "Records"); and

                  (i) any and all other tangible and intangible assets which relate to the Business or Products, including inventory, receivables and furniture and equipment.

         The Sellers acknowledge that they shall not retain any rights in or to the Assets, including without limitation, the Intellectual Property Assets.

         2.2. Excluded Assets. Notwithstanding anything herein to the contrary, the Sellers will retain and not transfer, and the Buyer will not purchase or acquire, the following (collectively, the "Excluded Assets"):

                  (a) all of the Sellers' right, title and interest under or related to this Agreement, including, without limitation, the consideration delivered to the Sellers pursuant to this Agreement;

                  (b) all cash, cash equivalents and short-term investments;

                  (c) all minute books, stock records, corporate seals of TEVA, and other documents and things relating to organizational matters and the existence of TEVA as a corporation and tax returns of the Sellers;

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                  (d)      the corporate charter, bylaws, qualification to
         conduct business as a foreign corporation, arrangements with registered agents, taxpayer and other identification numbers;

                  (e) all historical books of account, records, ledgers, or other documents or information relating to federal, state, local, city, or other taxes relating to the Sellers, the Assets, or the Business;

                  (f) all of TEVA and Thatcher's right, title, and interest relating to any assets, right, and properties of TEVA, wherever located, whether tangible or intangible, not related to the Business or the Intellectual Property Assets;

                  (g) all personnel records and other records that the Sellers are required by law to retain in their possession;

                  (h) all claims for refund of taxes and other governmental charges of whatever nature;

                  (i)      all real property relating to the Business; and

                  (j)      all property and assets listed on Schedule 2.2.

         The Buyer will be entitled to access, upon 24-hour notice to the Sellers, and during normal business hours, to review and make copies for any internal use only items relating to Teva described in subparagraphs (e) and (g) above for a period of five (5) years. The Buyer agrees to keep such information confidential and not use such information for any reason or purpose other than for legitimate internal use.

                                   ARTICLE III
                                   THE CLOSING

         3.1. Place and Date. The closing of the sale and purchase of the Assets (the "Closing") shall take place at 10:00 A.M. local time on any date not constituting a legal holiday in Arizona, which occurs on or before November 25, 2002, at the offices of Snell & Wilmer, L.L.P., One Arizona Center, Phoenix, Arizona 85004, or such other time and place upon which the parties may agree. The date on which the Closing actually occurs is herein sometimes referred to as the "Closing Date."

         3.2. Escrow. Upon execution of this Agreement, the Buyer will wire transfer ONE MILLION DOLLARS ($1,000,000.00) in immediately available funds (the "Escrowed Funds") to Comerica Bank, the escrow agent (the "Escrow Agent"), pursuant to the Escrow Agreement, of even date herewith, executed by and among the Escrow Agent, the Sellers, and the Buyer, attached hereto as Exhibit J (the "Escrow Agreement").

         3.3. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay or cause to be paid to Thatcher and TEVA the Purchase Price (as defined below), and to assume or cause the Buyer to assume the Assumed Liabilities as provided in Section 3.8. The "Purchase Price" shall be comprised of and be payable as follows:

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                  (a)      At the Closing, by the wire transfer of FORTY-THREE
         MILLION DOLLARS ($43,000,000) (the "Cash") in immediately available funds to such bank account or accounts as per written instructions of the Sellers, given to the Buyer at least five (5) days prior to the Closing;

                  (b) At the Closing, by the execution and delivery to Thatcher of the Subordinated Promissory Note (the "Note") in the principal amount of THIRTEEN MILLION DOLLARS ($13,000,000.00), in the form of Exhibit A attached hereto; and

                  (c) At the Closing, by the issuance to Thatcher of ONE MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND (1,375,000) shares of the Buyer's preferred stock, par value $0.01 (the "Preferred Stock Consideration"), with the rights and preferences described on Exhibit B attached hereto (the "Certificate of Designation").

         3.4. Other Equity Consideration. In addition to the Purchase Price, at the Closing, the Buyer shall issue to Thatcher (a) One Hundred Thousand (100,000) shares of the unregistered Common Stock (as defined below) (the "Common Stock Consideration"), (b) options to purchase an additional One Hundred Thousand (100,000) shares of the Common Stock, pursuant to the terms of the Stock Option Agreement, in the form of Exhibit C attached hereto (the "Stock Option Agreement"); and (c) the Employment Agreements attached hereto as Exhibit G-1 and Exhibit G-2 (the "Employment Agreements").

         3.5. Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 3.5. After the Closing, the parties shall make consistent use of the allocation specified in Schedule 3.5 for all tax purposes and in all filings, declarations and reports with any taxing authority, including the reports required to be filed under Section 1060 of the Internal Revenue Code. The Buyer shall prepare and deliver Internal Revenue Service ("IRS") Form 8594 to the Sellers within forty-five (45) calendar days after the Closing Date to be filed with the IRS.

         3.6. Characteristics of the Transaction for Income Tax Purposes. The parties hereby agree that the Preferred Stock Consideration does not constitute "preferred stock" for purposes of Section 305 of the Internal Revenue Code. The parties further agree that the fair market value of the Preferred Stock Consideration on the date of issuance shall be mutually agreed upon by the parties as soon as reasonably practicable.

         3.7. Purchase Price Adjustment; Procedure. The parties agree that the Purchase Price shall be subject to the following credits and adjustments:

                  (a) Uncollected Receivables. Any amounts which are received by the Buyer or the Business after the Closing Date arising from the operation of, and sales of products from, the Business before the Closing Date shall be paid to Thatcher within fifteen (15) calendar days after the receipt of such amounts by Buyer or the Business. Thatcher shall have access to the Buyer's personnel, books and records in order to verify the adjustment amounts pursuant to this Section 3.7(a).

                  (b) Accrued Royalties. Any royalty payments owing to any of the Sellers by any third-parties which have accrued as of the Closing Date, but are received by the Buyer after the Closing Date, shall be paid to Thatcher within fifteen (15) calendar days after the receipt of such royalty payments by Buyer. Thatcher shall have access to the Buyer's personnel, books and records in order to verify the adjustment amounts pursuant to this Section 3.7(b). The License Agreement shall be automatically terminated and of no force or effect as of the Closing, provided that any payments accrued and due to Thatcher by the Buyer as of the Closing, arising from or under the License Agreement, shall be paid to Thatcher within fifteen (15) days after the Closing.

                  (c) Prorations. Any rents, prepaid items and other applicable items with respect to the Assumed Liabilities shall be prorated as of the Closing Date and any amounts resulting from such proration shall be payable to the respective parties within fifteen
         (15) calendar days after the receipt of written notice of such proration.

         3.8. Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall assume and agree to pay, honor and discharge when due any and all liabilities, obligations and commitments relating to the Assets or the Business for the period on or after the Closing Date, including those set forth on Schedule 3.8, (collectively, the "Assumed Liabilities").

         3.9. Liabilities Not Being Assumed. Notwithstanding anything herein to the contrary, the Buyer is not assuming any liability of the Sellers not part of the Assumed Liabilities, including any of the following liabilities or obligations, whether fixed or contingent, known or unknown, matured or unmatured, of the Sellers, which liabilities and obligations shall at and after the Closing remain the exclusive responsibility of the Sellers (the "Sellers' Retained Liabilities"):

                  (a) all liabilities and obligations of the Sellers under this Agreement or with respect to or arising out of the consummation of the transactions contemplated by this Agreement;

                  (b) except for the matters set forth in Schedule 4.1(e), all liabilities and obligations, claims, demands, suits or legal proceedings of the Sellers relating to or arising out of the Business before the Closing Date, as well as all costs incurred by the Sellers in connection with the matters set forth in Schedule 4.1(e) incurred prior to the Closing Date;

                  (c) all tax liabilities for federal, state, local, city or other tax relating to the Sellers, the Assets or the Business for all periods on or prior to the Closing, and all tax liabilities of any person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local, and foreign law);

                  (d) any other liabilities unrelated to the ordinary course of operation of the Business; and

                  (e)      any liabilities related to the Excluded Assets.

         3.10. Lock-Up. During the term of this Agreement the Sellers will not seek, entertain, encourage or negotiate with any third party a transaction involving the Sellers, the Business or the Intellectual Property Assets.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1. Representations and Warranties of the Sellers. As of the date hereof and as of the Closing Date, each of Thatcher and TEVA, jointly and severally, represents and warrants to the Buyer as follows:

                  (a) Corporate Status; Authorization, etc. TEVA is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by TEVA of this Agreement and the consummation of the transactions contemplated hereby, have been, and on the Closing Date will have been, duly authorized by all requisite corporate action of TEVA. TEVA has duly executed and delivered this Agreement and the Escrow Agreement and on the Closing Date will have duly executed and delivered the Collateral Agreements to which it is a party. This Agreement and the Escrow Agreement are, and on the Closing Date each of the Collateral Agreements to which TEVA is a party will be, valid and legally binding obligations of TEVA, enforceable against TEVA in accordance with their respective terms.

                  Thatcher is the sole shareholder of TEVA and he has the complete power and authority to execute and deliver this Agreement and the Collateral Agreements to which he is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Thatcher has duly executed and delivered this Agreement and the Escrow Agreement and on the Closing Date will have duly executed and delivered the Collateral Agreements to which it is a party. This Agreement and the Escrow Agreement are, and on the Closing Date each of the Collateral Agreements to which Thatcher is a party will be, valid and legally binding obligations of Thatcher, enforceable against Thatcher in accordance with their respective terms.

                  (b) No Conflicts, etc. Except as provided in Schedule 4.1(b), to the Seller's knowledge, the execution, delivery and performance by each of the Sellers of this Agreement and each of the Collateral Agreements to which they are parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, or result in the creation of any lien (or any obligation to create any lien) upon any of the Assets under (i) any Applicable Law applicable to any of the Sellers or any of the properties or assets of the Sellers (including, but not limited to, the Assets), (ii) in the case of TEVA, the articles of incorporation or bylaws or other organizational documents of TEVA, or (iii) any contract, agreement or other instrument to which either of the Sellers is a party or by which each of the Sellers or any of its properties or assets, including, but not limited to, the Assets, may be bound or affected. Except as provided in Schedule 4.1(b), no governmental or other third party approval, or other governmental or third party consent, is required to be obtained or made by any of the Sellers in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby. Further, the Sellers are currently not seeking, entertaining, encouraging or negotiating with any third party a transaction involving the Sellers, the Business or the Intellectual Property Assets.

                  (c) Litigation. Except as provided in Schedule 4.1(e), there is no action, claim, suit or proceeding pending, or to the knowledge of either Seller, threatened, by or against or affecting any of the Sellers or the Non-Intellectual Property Assets in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby which will have a material adverse effect on the Sellers or the Assets.

                  (d) Non-Intellectual Property Assets. Thatcher and TEVA, as the case may be, have good title to all the Non-Intellectual Property Assets free and clear of any and all liens. The Non-Intellectual Property Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Sellers, there are no facts or conditions affecting the Non-Intellectual Property Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

                  (e)      Intellectual Property.

                           (i) Title. Schedules 1.1(i), 1.1(j), 1.1(r), and 1.1(u) contain a complete and correct list of all the Intellectual Property pertaining to or used in connection with the Teva(R) brand or footwear or related products. Thatcher owns full and complete title to all the Intellectual Property, free from any liens and free from any requirement of any past, present or future royalty payments or license fees (other than pursuant to the License Agreement); provided, however, that as to the Copyrights, the Buyer acknowledges that Thatcher has relied upon the investigation and registration efforts of the Buyer and the Buyer's statements made in such registrations. The Sellers have not granted any licenses or rights to the Intellectual Property, except as disclosed on Schedule 2.1(e).

                           (ii) Transfer. Immediately after the Closing, the Buyer will own all of the Intellectual Property Assets, free from any liens and on the same terms and conditions as in effect prior to the Closing.

                           (iii)    No Infringement. Except as set forth on
         Schedule 4.1(e), to the knowledge of the Sellers, none of the Intellectual Property is being infringed by any other Person.

                           (iv)     Open Actions. Except as set forth on
         Schedule 4.1(e), there are no open litigation matters relating to the Intellectual Property.

                           (v) No Intellectual Property Litigation. Except as set forth on Schedule 4.1(e), no claim or demand of any Person has been made nor is there any

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

         proceeding that is pending, or to the knowledge of the Sellers, threatened which (A) challenges the rights of Thatcher in respect of any Intellectual Property, or (B) asserts that Thatcher or TEVA is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property. To the knowledge of the Sellers, none of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency.

                           (vi) Due Registration. The Sellers' efforts to register, file or otherwise protect the Intellectual Property are detailed on Schedules 1.1(i), 1.1(j), 1.1(r), and 1.1(u).

                           (vii) Other Protection of Intellectual Property. The Sellers have taken reasonable steps to protect and maintain their rights in and to the Intellectual Property. The Sellers have timely paid all filing, examinations, issuance, post-registration and maintenance fees, annuities and the like associated with or required with respect to any of the Intellectual Property.

                  (f) Financial Statements. TEVA has delivered to the Buyer unaudited profit and loss statements of the Business for the twelve
         (12) month period ending on December 31, 2000, and December 31, 2001, respectively (the "P&L Statements"). The P&L Statements are complete and correct in all material respects, fairly reflect the assets, liabilities, and results of operations and financial condition of the Business, and have been prepared in accordance with internal accounting principles consistently applied. Since December 31, 2001, there has not been any material adverse change in the general condition of TEVA.

                  (g) Absence of Certain Changes or Events. With respect to TEVA, since December 31, 2001, and except as set forth in Schedule 4.1(g), or as required hereunder, there has not been, to the knowledge of the Sellers:

                           (i) Obligations. Any obligation or liability (fixed or contingent), in excess of $10,000, incurred except normal trade or business obligations and liabilities incurred in the ordinary course of business and obligations and liabilities in connection with this Agreement and the transactions contemplated hereby, none of which liabilities, in any case or in the aggregate, would have a material adverse effect on the Assets, financial condition, results of operation or prospects of the Business;

                           (ii) Discharge or Satisfaction of Liens. Any discharge, cancellation or satisfaction of any lien, security interest or encumbrance or payment of any obligation or liabilities (fixed or contingent), other than pursuant to the terms of such obligation or in the ordinary course of business;

                           (iii) Additional Liens. Any mortgage, pledge or subjection to any lien, security interest or other encumbrance of any of the Assets, other than mechanic's, materialman's and similar statutory liens or purchase money security interests arising in the ordinary course of business;

                           (iv) Employee Plans. Any adoption of, or increase in, any bonus, incentive, compensation, pension, profit sharing, retirement, insurance, medical

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

         reimbursement or other employee benefit plan, other than in the ordinary course of business;

                           (v) Adjustments. Any write-offs, write-downs, inventories or accounts receivable of the Business, in excess of $10,000, other than in the ordinary course of business and consistent with prior practice; or

                           (vi) Agreement to Act. Any agreement to take any action described in this subparagraph (g).

                           (vii) Acquisition or Disposition of Assets. Any transfer, lease or other disposition of any of the Assets or the acquisition of any assets or properties in excess of $10,000, except in the ordinary course of business.

                           (viii)   Compromise of Debts or Claims. Any
         cancellation or compromise of any debt or claim, except in the ordinary course of business;

                           (ix) Waiver of Material Rights. Any waiver or release of any rights of material value to the Business;

                           (x) Employee Compensation. Except as otherwise required by law, any wage or salary increase applicable generally to any group or classification of the Sellers' employees or any entry into any written employment contract with any officer of the Sellers' employees or any loan made to such persons, other than in the ordinary course of business;

                           (xi)     Damage or Destruction. Any damage,
         destruction or loss (whether or not covered by insurance) which materially and adversely affects the Assets or the Business, with materiality for purposes of this provision being agreed to mean damage, destruction or loss in excess of $10,000.

                  (h) Employee Compensation. Attached hereto as Schedule 4.1(h) is a list setting forth the employees of TEVA ("TEVA'S Employees"). The following has also been previously provided to Buyer:

                           (i) Employee Compensation. The names and current annual rates of TEVA'S Employees as of the most recent payroll date; and

                           (ii) Employee Compensation Plans and Benefits. All employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plan, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits, whether or not subject to ERISA ("Employee Benefit Plan") to TEVA'S Employees and all severance benefits paid during the past twelve (12) months to former employees.

                  (i) Assigned Contracts. True and complete copies of all contracts to be assigned to the Buyer (the "Assigned Contracts") have been provided or made available upon request to the Buyer. Except as set forth in Schedule 4.1(i), there are no disputes with customers or vendors of the Sellers with respect to the performance by the Sellers under any Assigned Contracts which dispute or disputes involve payment by the Sellers, or performance of services or delivery of assets or properties of the Sellers, in excess of $10,000 individually or $50,000 in the aggregate.

                  (j) Material Contracts. Schedule 4.1(j) sets forth a complete and accurate list of all material contracts in excess of $25,000 (the "Material Contracts") in which the Sellers are a party and which relate to the Assets and/or the Business. All of the Material Contracts are legally valid and binding, in full force and effect and enforceable against TEVA and/or Thatcher, as the case may be. To the Sellers' knowledge, each Material Contract is valid and enforceable in accordance with its terms for the periods stated therein against all other parties thereto. To the Sellers' knowledge, except as set forth in Schedule 4.1(j), the Sellers are not in default or breach under any of the Material Contracts, and the Sellers have not been notified of any claim that there is under any such Material Contract any existing material default or event of material default or event which with notice or lapse of time or both would constitute such a material default by the Sellers. To the Sellers' knowledge, there is no default or breach under any of the Material Contracts by any other party thereto.

                  (k) Environmental. To the Sellers' knowledge, except as set forth in Schedule 4.1(k), the Sellers are in compliance with all applicable federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, including those relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), and those relating to emissions, discharges or releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes and those relating to the handling, treatment, presence, removal, storage, decontamination, clean-up, transportation or disposal of Hazardous Materials including, but not limited to, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, except for possible violations that do not and, so far as the Sellers can reasonably foresee, will not have a material adverse effect on the Assets or the Business.

                  (l) Taxes. All taxes, whether estimated or actual, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any foreign country, or by any other taxing authority, which are due or payable by TEVA with respect to the Assets, and all interest and penalties thereon, whether disputed or not (hereinafter, "Taxes"), have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by TEVA with respect to employees' withholding taxes have been duly made. No extension of time or requests therefor or for any waiver thereof have been made or are presently pending or effective with respect to any such returns, reports or Taxes. There is no material unassessed tax deficiency proposed or threatened against TEVA, nor is any action or proceeding pending or threatened by any governmental authority for assessment, reassessment or collection of any taxes or assessments affecting the Assets.

                  (m) Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of any of the Sellers in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder's commission, fee or similar compensation.

                  (n) Accredited Investor. Thatcher intends to hold the Common Stock Consideration and the Preferred Stock Consideration for his own account, for investment purposes only and not with a view to immediate resale or distribution, either in whole or in part. Thatcher represents that he is an "accredited investor" within the meaning of Rule 501 of Regulation D adopted by the Securities and Exchange Commission under the Securities Act of 1933 and is a resident of the State of Arizona.

For purposes of Section 4.1 above, the term "knowledge" shall mean the actual knowledge of Thatcher or TEVA, or its counsel Snell & Wilmer, L.L.P., as the case may be, without any investigation. TEVA will be deemed to have knowledge of a particular fact or other matter if Thatcher, or its counsel Snell & Wilmer, L.L.P., has actual knowledge of such particular fact or matter, without any investigation. Furthermore, any information disclosed in any Schedule shall be deemed to be disclosed and incorporated into any other Schedule where such disclosure would be reasonably apparent. Furthermore, the Sellers' representations and warranties, including any items set forth in the Schedules, do not purport to disclose any agreements, contracts or instruments that may be entered into between any of the Sellers and the Buyer. No disclosure set forth in the Schedules relating to any possible breach or violation of any agreement, law or regulation, or any possible infringement of any intellectual property, shall be construed as an admission or indication that any such breach, violation, or infringement exists or has actually occurred.

         4.2. Representations and Warranties of the Buyer. As of the date hereof and as of the Closing Date, the Buyer represents and warrants to the Sellers as follows:

                  (a) Corporate Status; Authorization, etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby, have been, and on the Closing Date will have been, duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement and the Escrow Agreement and on the Closing Date will have duly executed and delivered the Collateral Agreements to which it is a party. This Agreement and the Escrow Agreement are, and on the Closing Date each of the Collateral Agreements to which the Buyer is a party will be, valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

                  (b) SEC Reports; Financial Statements. The Buyer has duly filed all reports (the "SEC Reports") to be filed by it with the Securities Exchange Commission (the "SEC") under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and no such report, nor any report sent to the Buyer's shareholders generally, contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading at the time such reports were filed. The consolidated financial statements of the Buyer included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly presented, in conformity with generally accepted accounting principles on a consistent basis (except as indicated in the notes thereto), the consolidated financial position of the Buyer and its consolidated subsidiaries, in each case as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unedited interim financial statements, to the absence of certain footnote disclosure and to normal year-end adjustments). Except as set forth in the SEC Reports, the Buyer has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Buyer and its subsidiaries taken as a whole.

                  (c) No Conflicts, etc. The execution, delivery and performance by the Buyer of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or bylaws or other organizational documents of the Buyer, (ii) any Applicable Law applicable to the Buyer or any of its affiliates or any of its properties or assets or (iii) any contract, agreement or other instrument applicable to the Buyer or any of its affiliates or any of its properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of the Buyer to perform its obligations under this Agreement or under any of the Collateral Agreements to which it is a party. No governmental approval or other governmental consent is required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated thereby.

                  (d) Litigation. Except as set forth in the SEC Reports and for routine matters in the ordinary course of business, there is no action, claim, suit or proceeding pending, or to the Buyer's knowledge threatened, by or against or affecting the Buyer in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

                  (e) Capitalization. As of June 30, 2002, the authorized capital stock of the Buyer consists of: (i) 20,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of which 9,329,647 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), no shares of which are outstanding. All of the issued and outstanding Common Stock have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of June 30, 2002, 3,000,000 shares of the Common Stock were available for issuance under the Buyer's option plans, of which approximately 1,465,210 were issuable upon or otherwise deliverable in connection with the exercise of options outstanding on such date. Except as set forth above, there are no outstanding (i) shares of capital stock or other voting securities of the Buyer; (ii) securities of the Buyer convertible into or exchangeable for shares of capital stock or voting securities of the Buyer; (iii) options or other rights to acquire from the Buyer and no obligations of the Buyer to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of the Buyer; or (iv) equity equivalents, interests in the ownership or earnings of the Buyer, or other similar rights (including stock appreciation rights).

                  (f) Issuance of Stock. Based upon Thatcher's representations set forth in Section 4.1(n), the issuance of the Common Stock Consideration and the Preferred Stock Consideration are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Buyer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption. The shares of the Common Stock Consideration and the Preferred Stock Consideration to be issued hereunder, and the shares of Common Stock upon the conversion of the Preferred Stock Consideration when issued, will be validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Stockholders Agreement and under applicable state and federal securities laws.

                  (g) Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Sellers for any brokerage or finder's commission, fee or similar compensation.

                  (h) Knowledge of Buyer. Buyer is not aware of any facts or circumstances, or any items that are not listed by the Sellers in any schedules hereto, that would serve as the basis for a claim by Buyer against any of the Sellers based upon a breach of any representations and warranties of any of the Sellers contained in this Agreement or breach of any of the Sellers' covenants or agreements to be performed by any of them at or prior to Closing.

                                   ARTICLE V
                              CONDITIONS PRECEDENT

         5.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                  (a) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other governmental authority. No court or other governmental authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or the Collateral Agreements, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

                  (b) Average Closing Price. The average closing price, as quoted on the Nasdaq Stock Market, for the Common Stock for the thirty
         (30) days preceding the Closing Date shall be equal to or greater than $2.62 per share.

         5.2. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which the Sellers agree to use reasonable good faith efforts to cause to be fulfilled:

                  (a) Representations, Performance. The representations and warranties of the Sellers contained in this Agreement and in the Collateral Agreements made pursuant to Section 4.1 (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Sellers shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date.

                  (b) Closing Deliveries. Thatcher and TEVA, as the case may be, shall have delivered to the Buyer at the Closing the following:

                           (i) the executed Assignment and Assumption Agreement, in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement");

                           (ii) the executed Stockholders Agreement, in the form attached hereto as Exhibit E (the "Stockholders Agreement");

                           (iii) the Property Lease Agreement, in the form attached hereto as Exhibit F (the "Lease Agreement"), in connection with the property located at 515 Beaver Street, Flagstaff, Arizona;

                           (iv) certified resolutions of TEVA'S board of Directors and sole shareholder approving these transactions;

                           (v) a Certificate of Amendment to TEVA'S corporate name deleting "Teva" from its name;

                           (vi)     the Employment Agreements;

                           (vii) the Non-Competition Agreement attached hereto as Exhibit H (the "Non-Competition Agreement");

                           (viii)   any third party consents set forth in
         Schedule 4.1(b); and

                           (ix)     the Intercreditor and Subordination
         Agreement to be executed by Thatcher, the Buyer and Comerica Bank and the Buyer's mezzanine lender, in the form attached hereto as Exhibit I (the "Subordination Agreement").

         5.3. Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Sellers), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable good faith efforts to cause to be fulfilled.

                  (a) Representations, Performance, etc. The representations and warranties of the Buyer contained in this Agreement and the Collateral Agreements in Section 4.2 (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time. The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Collateral Agreements to be performed or complied with by it prior to or on the Closing Date. The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

                  (b) Closing Deliveries. Thatcher and TEVA, as the case may be, shall have received from the Buyer the following:

                           (i) the Purchase Price, including the Cash, the executed Note, the executed Stock Option Agreement, and the stock certificate(s) representing the Preferred Stock Consideration and the Common Stock Consideration;

                           (ii)     the executed Assignment and Assumption
         Agreement;

                           (iii)    the executed Stockholders Agreement;

                           (iv)     the executed Lease Agreement;

                           (v)      the Employment Agreements;

                           (vi)     the Subordination Agreement; and

                           (vii)    the Non-Competition Agreement.

                  (c) Certificate of Designation. The Buyer shall have filed with the Delaware Secretary of State the Certificate of Designation.

                  (d) Corporate Proceedings. All corporate proceedings of the Buyer in connection with this Agreement and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Sellers, and their counsel, and the Sellers and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                                    ARTICLE VI
                                    COVENANTS

         6.1.     Covenants of the Sellers.

                  (a) Further Assurances. Following the Closing, the Sellers shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

                  (b)      Conduct of Business Prior to Closing.

                  During the period prior to the Closing, the Sellers will operate the Business only in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, the Sellers will:

                           (i) use commercially reasonable efforts to: (A) preserve intact the present business organization and reputation and goodwill of the Business, (B) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the Sellers' Employees, (C) maintain the Assets in good working order and condition, ordinary wear and tear excepted, and maintain all of the Intellectual Property Assets, (D) maintain the good will of customers, suppliers, lenders and other persons to whom the Sellers sell goods or provide services or with whom the Sellers otherwise have significant business relationships in connection with the Business, (E) continue all current sales, marketing and promotional activities relating to the Business and (F) not dispose of, encumber or license any of its Intellectual Property Assets;

                           (ii) except to the extent required by applicable law, (A) cause the Business and records to be maintained in the usual, regular and ordinary manner and (B) not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance, practice or policy of the Sellers that would adversely affect the Business, the Assets, the Intellectual Property Assets or the Assumed Liabilities;

                           (iii) use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance;

                           (iv) comply, in all material respects, with all laws applicable to the Business and promptly following receipt thereof to give the Buyer copies of any notice received from any party or other person alleging any violation of any such law or order; and

                           (v) proceed to resolve all Intellectual Property Matters in the ordinary course of business; and

                           (vi)     comply with the other terms of this
         Agreement.

         6.2.     Covenants of the Buyer.

                  (a) Further Assurances. Following the Closing, the Buyer shall cause it and its affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Sellers, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

                  (b) Liability for Transfer Expenses, Costs, and Taxes. The Buyer shall be responsible for the timely payment of, and the Buyer shall indemnify and hold harmless the Sellers for, from and against, all sales, use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license and other similar expenses, costs, taxes and fees ("Transfer Expenses"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Collateral Agreements, including, without limitation, any Transfer Expenses associated with the transfer and assignment of Intellectual Property Assets from Thatcher to the Buyer.

                  (c) Assumption of Intellectual Property Matters. The Buyer acknowledges that it is aware of all of the currently pending opposition and cancellation actions in connection with the Intellectual Property Assets set forth in Schedule 4.1(e) and of the possibility of future oppositions, cancellations, challenges by third parties (including, without limitation, pirates), contests or other disputes arising with respect to or otherwise relating in any way to the Intellectual Property Assets (collectively, the "Intellectual Property Matters"). The Buyer agrees that, as of the Closing, the Buyer shall assume and be responsible for all of the Intellectual Property Matters.

                  (d)      Employee Matters.

                           (i) Effective as of the Closing Date, the Buyer agrees to offer to retain those employees employed by the Sellers who are actively employed at the Closing (including those employees, if any, on sick leave or short-term leave of absence as of the Closing), on terms and conditions no less favorable than those provided to similarly situated employees of the Buyer. Each such employee who accepts employment with the Buyer will hereinafter be referred to as a "Transferred Employee."

                           (ii) With respect to employee pension, welfare and fringe benefits provided by the Buyer to Transferred Employees after the Closing, (A) the Buyer will provide that service with the Sellers will be credited as service for purposes of the Buyer's plans, policies, programs, agreements and arrangements, and will be recognized for purposes of participation, eligibility and vesting under the Buyer's plans, policies, programs, agreements and arrangements and (B) the Buyer will, subject to the coverage restrictions of the Buyer's benefit providers, cause its benefit providers to waive all waiting periods and pre-existing condition requirements under any plans that have any such requirements or restrictions, and to credit Transferred Employees under the Buyer's plans for any co-payments or deductibles actually paid by such employees under the Sellers' plans during the calendar year in which the Closing occurs.

                           (iii)    The Buyer shall be responsible for
                  obligations relating to or arising in connection with the requirements of Section 4980B of the Code to provide continuation of health care coverage.

                  (e) Customer Credits and Returns. The Buyer shall be responsible for any and all existing credit balances, accounts payable, liabilities, credits, or other amounts owed to customers of the Business prior to and as of the Closing Date, including, without limitation, those arising from (i) gift cards issued by Teva or (ii) products returned by customers (collectively, the "Customer Credits").

                  (f) Email Address. The Buyer agrees that Thatcher shall retain any and all interest and right to the email address "MThatcher@teva.com" (the "Retained Email Address") so long as Buyer owns the "Teva" domain. The Buyer agrees that, at its expense and as long as the "Teva" domain is controlled by Buyer, it will make available for Thatcher's use the Retained Email Address, maintain, service and take all reasonable actions to ensure Thatcher's full use and right to the Retained Email Address. If Buyer sells the "Teva" domain, Thatcher shall relinquish its interest in the Retained Email Address.

                  (g) Lateral Control Footwear. The Buyer agrees that notwithstanding anything in this Agreement to the contrary, in the event that the Buyer does not offer for sale by June 30, 2006, any closed-end footwear incorporating Thatcher's "lateral control system" (the "LC Technology") which is designed in part to provide agility and lateral control support, ownership of the LC Technology with respect to any closed-end footwear shall immediately and automatically revert back to Thatcher without any further action by the parties.

                  (h) Retention of and Access to Records. After the Closing Date, the Buyer shall provide the Sellers and their representatives reasonable access to all of the Records during normal business hours, and shall provide the Sellers thirty (30) day's prior written notice of any change in the location of the Records. The Buyer shall not dispose of any of the Records without first giving notice to the Sellers thereof and permitting the Sellers to retain or copy such Records as they may select.

                                   ARTICLE VII
                                   TERMINATION

         7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

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

                  (a) by the written agreement of the Buyer and the Sellers;

                  (b) by the Sellers by written notice to the Buyer if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Phoenix time on January 10, 2003;

                  (c) by the Sellers by written notice to the Buyer if any of the conditions set forth in Section 5.1 or 5.3 above shall not have been fulfilled by 5:00 p.m. Phoenix time on January 10, 2003, unless such failure shall be due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

                  (d) by the Buyer by written notice to the Sellers if any of the conditions set forth in Section 5.1 or 5.2 above shall not have been fulfilled by 5:00 p.m. Phoenix time on January 10, 2003, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

                  (e) if a Force Majeure event occurs prior to the Closing Date, either the Buyer or the Sellers, at their option, can extend the Closing Date for up to ninety (90) additional days. If the transaction does not occur because of Force Majeure, then neither Section 7.2(b) nor (c) below shall apply.

         7.2.     Effect of Termination.

                  (a) In the event of the termination of this Agreement pursuant to Section 7.1(a), this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisors, stockholders or affiliates, except as specified in Section 9.2 and except for any liability resulting from such party's breach of this Agreement.

                  (b) In the event of the termination of this Agreement pursuant to Section 7.1(b) and (c), the Sellers' sole remedy shall be to receive the Escrowed Funds, which amounts shall be immediately released to Thatcher by the Escrow Agent upon the written request of Thatcher, pursuant to the terms of the Escrow Agreement.

                  (c) In the event of the termination of this Agreement pursuant to Section 7.1(d), the Buyer's sole remedy shall be to receive the Escrowed Funds and to offset from the royalty amounts owed to Thatcher under Article 5 of the License Agreement, up to an aggregate amount of $1,000,000.

                  (d) In the event of the termination of this Agreement pursuant to Section 7.1, unless otherwise agreed upon by Thatcher and the Buyer, (i) the License Agreement and (ii) the Intellectual Property Option Agreement, dated as of June 7, 1999, executed by and between Thatcher and the Buyer, shall remain in full force and effect.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1.     Indemnification.

                  (a) By the Sellers. Each of the Sellers covenants and agrees to jointly and severally defend, indemnify and hold harmless the Buyer, its officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the "Buyer Indemnitees") for, from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

                           (i) any inaccuracy of any representation or warranty when made or deemed made by the Sellers herein or under any Collateral Agreement or in connection herewith or therewith;

                           (ii) any failure of the Sellers to perform any covenant or agreement hereunder or under any Collateral Agreement or fulfill any other obligation in respect hereof or of any Collateral Agreement;

                           (iii)    any Excluded Assets; and

                           (iv)     any Excluded Liabilities;

         provided, however, that none of the Sellers shall be liable for any Losses unless and until the aggregate amount of all claims for Losses against the Sellers exceeds $50,000.00 and then only to the extent such aggregate amount exceeds $50,000.00; provided further, that the Sellers' combined liability under this Section shall be limited to the aggregate amount of $10,000,000.00.

                  (b) By the Buyer. The Buyer covenants and agrees to defend, indemnify and hold harmless each of the Sellers and their respective officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the "Seller Indemnitees") for, from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from or arising out of:

                           (i) any inaccuracy in any representation or warranty by the Buyer when made or deemed made or contained in this Agreement or any Collateral Agreement or in connection therewith;

                           (ii) any failure of the Buyer to perform any covenant or agreement made or contained in this Agreement or any Collateral Agreement or fulfill any other obligation in respect thereof;

                           (iii)    the Assumed Liabilities;

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

                           (iv)     the Intellectual Property Matters; and

                           (v) any actions or omissions of the Buyer in connection with the operation of the Buyer's business after the Closing, including, without limitation, any Losses relating to or arising from any Product;

         provided, however, that the Buyer shall not be liable for any Losses unless and until the aggregate amount of all claims for Losses against the Buyer exceeds $50,000.00, and then only to the extent such aggregate amount exceeds $50,000.00;

         provided further, that the Buyer's total liability shall not exceed $10,000,000.00.

                  (c) Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and
         (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of the Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this

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

         Section 7.1 and the records of each shall be available to the other with respect to such defense.

                  (d) Time Limitation. All claims for indemnification under Sections 8.1(a) and (b) must be asserted before 5:00 p.m. (Phoenix time) on the date of termination of the survival periods set forth in
         Section 9.1.

                  (e) Exclusive Remedy. The indemnification remedies and other remedies provided in this Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1. Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall terminate eighteen (18) months after the Closing Date.

         9.2.     Expenses. Except for the Transfer Expenses set forth in
Section 6.2(b), Thatcher, TEVA and the Buyer shall bear their respective expenses, costs and fees (including attorneys' fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

         9.3. Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         9.4. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.

                           (i)      if to the Buyer,

                                    Deckers Outdoor Corporation
                                    495-A South Fairview Avenue
                                    Goleta, CA 93117
                                    Attn: Chairman
                                    Facsimile: 805-967-7862

                                    with a copy to:

                                    Joseph E. Nida
                                    Sheppard Mullin Richter & Hampton, LLP
                                    800 Anacapa Street
                                    Santa Barbara, CA 93101

                           (ii)     if to the Sellers,

                                    Mark Thatcher
                                    1245 Cochran
                                    Flagstaff, AZ 86001

                                    Teva Sport Sandals, Inc.
                                    P.O. Box 968
                                    Flagstaff, AZ 86002

                                    with a copy to:

                                    Snell & Wilmer, LLP
                                    One Arizona Center
                                    Phoenix, AZ 85004
                                    Attn: Terry Roman, Esq.
                                    Facsimile: 602-382-6070

or, in each case, at such other address as may be specified in writing to the other parties hereto.

         All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

         9.5.     Miscellaneous.

                  (a) Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

                  (b) Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Collateral Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                  (d) Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Arizona, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. The Buyer and the Sellers hereby irrevocably submit to the jurisdiction of the State of Arizona, or, if applicable, the United States District Court for the District of Arizona, agree that venue for any actions or proceedings shall properly lie in Maricopa County, Arizona, or if applicable, the District of Arizona, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State or Federal court. The Buyer and the Sellers hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                  (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

                  (f) Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto.

                  (g)      No Third Party Beneficiaries. Except as provided in
         Section 8.1 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

                  (h) Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        BUYER:

                                        DECKERS OUTDOOR CORPORATION,
                                        a Delaware corporation

                                        By: /s/ Douglas B. Otto
                                        ------------------------
                                        Name:  Douglas B. Otto
                                        Title: Chief Executive Officer

                                        SELLERS:

                                        TEVA SPORT SANDALS, INC.,
                                        an Arizona corporation

                                        By: /s/Mark Thatcher
                                        ---------------------
                                        Name:  Mark Thatcher
                                        Title: President and Chief Executive
                                               Officer

                                        /s/ Mark Thatcher
                                        ------------------
                                        MARK THATCHER